Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-202789

Ford Motor Credit Company LLC

Final Term Sheet

2.681% Notes due 2020
3.810% Notes due 2024
Floating Rate Notes due 2020

2.681% Notes due 2020

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 4, 2017

Settlement Date:	January 9, 2017

Stated Maturity:	January 9, 2020

Principal Amount:	$1,250,000,000

Interest Rate:	2.681%

Benchmark Treasury:	1.375% due December 15, 2019

Benchmark Treasury Yield and Price:	1.481%; 99-22 ¼

Spread to Benchmark Treasury:	+120 basis points

Yield to Maturity:	2.681%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$1,246,875,000 (99.750%)

Interest Payment Dates:	Semi-annually on each January 9 and July 9, beginning July 9, 2017

Redemption Provision:	The 2020 Notes may not be redeemed prior to the Stated Maturity

Joint Book-Running Managers:

Barclays Capital Inc.
Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Co-Managers:	BB Securities Ltd. UniCredit Capital Markets LLC

CUSIP/ISIN:	345397 YE7 / US345397YE71

3.810% Notes due 2024

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 4, 2017

Settlement Date:	January 9, 2017

Stated Maturity:	January 9, 2024

Principal Amount:	$750,000,000

Interest Rate:	3.810%

Benchmark Treasury:	2.250% due December 31, 2023

Benchmark Treasury Yield and Price:	2.240%; 100-02

Spread to Benchmark Treasury:	+157 basis points

Yield to Maturity:	3.810%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.400%

Net Proceeds (Before Expenses) to Issuer:	$747,000,000 (99.600%)

Interest Payment Dates:	Semi-annually on each January 9 and July 9, beginning July 9, 2017

Redemption Provision:

The 2024 Notes may be redeemed, in whole or in part, on or after November 9, 2023, the date that is two months prior to the maturity date at a redemption price equal to 100% of the principal amount of the 2024 Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:

Barclays Capital Inc.
Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Co-Managers:	BB Securities Ltd. UniCredit Capital Markets LLC

CUSIP/ISIN:	345397 YG2 / US345397YG20

Floating Rate Notes due 2020

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 4, 2017

Settlement Date:	January 9, 2017

Stated Maturity:	January 9, 2020

Principal Amount:	$1,000,000,000

Price to Public:	100.000% plus accrued interest from the Settlement Date

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$997,500,000 (99.750%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+100 basis points

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Initial Interest Rate:	Three-month USD LIBOR as of two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on January 9, April 9, July 9 and October 9 of each year prior to the Maturity Date, commencing April 9, 2017

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on January 9, April 9, July 9 and October 9 of each year, commencing April 9, 2017 and ending on the Maturity Date

Interest Payment Date Convention:	Modified Following, Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:

Barclays Capital Inc.
Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Co-Managers:	BB Securities Ltd. UniCredit Capital Markets LLC

CUSIP/ISIN:	345397 YF4 / US345397YF47

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Credit Agricole Securities (USA) Inc. at 1-866-807-6030, Credit Suisse Securities (USA) LLC at 1-800-221-1037, J.P. Morgan Securities LLC at 1-212-834-4533, Mizuho Securities USA Inc. at 1-866-271-7403, RBC Capital Markets, LLC at 1-866-375-6829, and SMBC Nikko Securities America, Inc. at 1-888-868-6856.